Exhibit 10.2

February 26, 2014

Mr. Yevgeny Fundler
145 East 92nd Street
Apt 10-A
New York, NY 10128

Dear Yevgeny:

We are pleased to offer you the position of Senior Vice President & General Counsel with American Railcar Industries, Inc. (the “Company”) at a semi-monthly salary of $8,333.34 (annualized at $200,000), payable in accordance with the Company’s normal payroll practice. Your employment is expected to begin on or about March 3, 2014. In this position, you will report to me.

Beginning in 2015, you will be eligible to participate in the Company’s annual bonus plan, with an annual bonus target of 50% of base salary. Such bonus shall be deemed earned and payable only if the bonus is approved by the Company’s Compensation Committee of the Board of Directors (“Compensation Committee”) and will be subject to and paid in accordance with the terms and conditions of the annual bonus plan. You must be an active employee of the Company on the date the bonus is paid. For 2014, you are guaranteed to receive a bonus of 50% of your base salary, prorated for the number of completed months you are employed with the Company in 2014, which bonus will be paid no later than March 15, 2015, provided you are still actively employed with the Company on the date of payment.

Beginning in 2014, you will also be eligible to participate in the Company’s long-term incentive plan, with an initial grant of stock appreciation rights (SARs) based on the increased value (if any) attributable to $80,000 worth of the Company’s stock above the market value as of the close of the market on your first day of employment. Such grant shall be deemed earned and payable if the SARs are approved by the Company’s Compensation Committee and will be subject to and paid in accordance with the terms of the Company’s 2005 Equity Incentive Plan. Generally, SARs vest equally over three years on the first, second, and third anniversaries of the grant date.

Your salary and other compensation is subject to withholding for all applicable taxes required to be withheld by the Company as well as other authorized or required deductions.

You will be eligible to participate in the benefit programs made available to similarly-situated employees of the Company in accordance with the programs’ applicable terms and conditions. You also will be entitled to vacation, which will accrue and must be used in accordance with the Company’s vacation policy. Your prior continuous service with Icahn Enterprises LP and its affiliates will be counted towards eligibility for the Company’s benefits program (other than the Company’s 401(k) plan) and vacation. Provided you participate in the Company’s 401(k) plan when you first become eligible, the Company will make a payment to you of $6,000 representing missed employer contributions since you will not be eligible for an employer contribution until you have one year of service with the Company. The Company reserves the right to add, change, or terminate benefits at any time.

By July 31, 2014, you will establish and maintain a full-time permanent residency within 50 miles of the Company’s headquarters located at 100 Clark Street, St. Charles, MO 63301. Your relocation will be considered complete on the date on which you finally move you and your family into a residential property under a residential lease of not less than 365 days (the “New Lease”) (collectively, the “Completion Date”) within 50 miles of the Company’s headquarters. To assist you with expenses related to your relocation-including commutation on a weekly basis to and from New York City to St. Charles until such residency is established, the Company will on a weekly basis reimburse you for reasonable expenses incurred, including airfare and associated baggage fees, airport related taxi/car service fees, family moving expenses (with respect to the moving expenses, not to exceed the amounts estimated by a flat rate moving service as estimated in your February 20, 2014 email to Keith Schaitkin and Patricia Agnello, as we deem reasonable), car rental, house rental/temporary living and meal expenses for up to four (4) months until permanent housing is established, broker’s commission on the rental of a permanent/temporary residence, and the like. The Company will also reimburse you approximately $3,000 in expenses your family already incurred by visiting the St. Louis area to look for permanent housing and to evaluate the school options for your children. Additionally, the Company will reimburse you for (i) up to two (2) months of rent under the New Lease solely to the extent it overlaps with your New York City rental lease (not to exceed in the aggregate $7,200), and (ii) 2014-2015 private school deposit for your two children, to the extent such deposit is not refunded.

During and after your employment, you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, managers or employees. You further agree that during and after your employment you will not disparage, verbally or in writing, the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, managers, or employees. All ideas, inventions, and intellectual property conceived, developed, or worked on by you (other than any of the foregoing that is unrelated to the Company’s business and conceived, developed, or worked on during your personal time) from the date your employment commences until the termination of such employment shall be the sole and exclusive property of the Company.

At the appropriate time, you will be expected to execute certain employment documents (such as confidentiality and insider trading policies).

This letter does not constitute a contract or employment agreement. You understand that your employment is “at will” and as such can be terminated at any time by either you or the Company, with or without cause and with or without prior notice. Nothing contained in this letter shall limit or otherwise alter such at will employment. Your employment will be subject to other policies, terms, and conditions that may be established by the Company from time to time.

We acknowledge that you will also be the General Counsel of American Railcar Leasing (“ARL”) as well as a consultant to Insight Portfolio Group LLC (“Insight”) and that you may provide ARL and Insight with the time needed to fulfill your responsibilities with respect to those positions.

As an employee of the Company, you will be covered under its malpractice insurance policy (which the Company agrees to maintain with respect to your legal responsibilities, including the coverage for any legal opinions you may give to any third-parties in connection with the Company’s business)and will be eligible to access PLI for continuing legal education. The Company will pay for your professional licensing and continuing legal education.

Please acknowledge the terms and conditions of this letter by signing where indicated below and return a signed original to me.

If you have any questions on this offer, please feel free to contact me. We look forward to your joining our team!

Very truly yours,

Jeff Hollister
President & Interim Chief Executive Officer

Acknowledged this ____ day of ____________, 2014

_________________________________
Yevgeny Fundler